UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CAPLEASE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPLEASE, INC.
1065 Avenue of the Americas
New York, NY 10018

Annual Meeting of Stockholders

April 30, 2011

To Our Stockholders:

On behalf of our Board of Directors, I cordially invite you to attend the 2011 Annual Meeting of Stockholders of CapLease, Inc. (the “Company”). This meeting will be held at the New York office of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, on Tuesday, June 21, 2011, at 10:00 a.m. local time.

The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card, instructions for voting and the 2010 Annual Report to Stockholders. You are being asked to elect directors, vote on executive compensation (or the say-on-pay vote), vote on how frequently the Company conducts the say-on-pay vote, and ratify the appointment of our auditors and conduct any other business properly raised at the meeting or any adjournment or postponement thereof.

Your vote is very important. Please take a moment now to cast your vote, whether or not you plan to attend the meeting, by completing, signing, dating and returning the enclosed proxy using the enclosed self-addressed, stamped envelope. You may still vote in person at the meeting, even if you return a proxy.

I look forward to seeing you at the meeting.

Best regards,

Paul H. McDowell
Chairman of the Board and Chief Executive Officer

CAPLEASE, INC.
1065 Avenue of the Americas
New York, NY 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 21, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Meeting”) of CapLease, Inc., a Maryland corporation (the “Company”), will be held at the New York office of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, on Tuesday, June 21, 2011, at 10:00 a.m. local time. The matters to be considered by stockholders at the Meeting, which are described in detail in the accompanying Proxy Statement, are:

1.	To elect six directors to hold office until the annual meeting of stockholders to be held in 2012 and until their successors are elected;
2.	To hold an advisory vote on executive compensation (or the say-on-pay vote);
3.	To hold an advisory vote on the frequency of the say-on-pay vote;
4.	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the year ending December 31, 2011; and
5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board of Directors (the “Board”) has fixed the close of business on April 8, 2011, as the record date for the Meeting. Only stockholders of record of our common stock as of that date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

The accompanying proxy is being solicited by the Board. The Board recommends a vote “FOR” Items 1, 2 and 4. The Board recommends a vote of every “THREE YEARS” on Item 3. This notice and Proxy Statement are first being mailed to stockholders on or about April 30, 2011.

Please complete and promptly return the enclosed proxy card in the envelope provided whether or not you plan to attend the Meeting. Doing so will not prevent you from voting in person at the Meeting if you choose to do so. It will, however, help to assure that a quorum is present for the Meeting.

By Order of the Board,

Paul C. Hughes
Corporate Secretary

New York, New York
April 30, 2011

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to Be Held on June 21, 2011

The Company’s Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.caplease.com/proxy.

i

CAPLEASE, INC.
1065 Avenue of the Americas
New York, NY 10018

Proxy Statement

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CapLease, Inc. (the “Board”), a Maryland corporation (“we,” “us” or the “Company”), for use at the Company’s 2011 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at the New York office of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, on Tuesday, June 21, 2011, at 10:00 a.m. local time, and any adjournment or postponement thereof. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being mailed to stockholders of the Company on or about April 30, 2011. Only stockholders of record of our common stock at the close of business on April 8, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Meeting.

Questions and Answers About the Meeting and Voting

The questions and answers set forth below provide general information regarding this Proxy Statement and the Meeting.

What will stockholders be voting on at the Meeting?

1.	To elect six directors to hold office until the annual meeting of stockholders to be held in 2012 and until their successors are elected;

2.	To hold an advisory vote on executive compensation (or the say-on-pay vote);

3.	To hold an advisory vote on the frequency of the say-on-pay vote;

4.	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date, April 8, 2011, may vote at the Meeting. Each share of common stock has one vote. There were 67,905,665 shares of common stock outstanding on the Record Date.

Holders of our Series A cumulative redeemable preferred stock are not entitled to vote at the Meeting.

What percentage of our common stock do the directors and executive officers own?

Our directors and executive officers owned approximately 4.5% of our common stock, as of the Record Date. (See the discussion under the heading “Ownership of Our Common Stock” for more details.)

How do I vote?

You must be present, or represented by proxy, at the Meeting in order to vote your shares. Even if you plan to attend the Meeting, we encourage you to vote your shares by proxy. Since we expect that many of our common stockholders will be unable to attend the Meeting in person, we send proxy cards to all of our common stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted in accordance with your instructions by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Paul H. McDowell, our chairman of the Board and chief executive officer, and Paul C. Hughes, our vice president, general counsel and corporate secretary, as your proxy. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card.

We do not intend to bring any other matter for a vote at the Meeting, and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Meeting or any adjournment or postponement thereof.

How do I vote using my proxy card?

Simply complete, sign and date the enclosed proxy card and return it in the postage-paid, self-addressed envelope provided.

How do I change or revoke my proxy?

You may change or revoke your proxy at any time before your shares are voted at the Meeting by:

•	executing and delivering another later dated proxy card;

•	notifying the Company’s Corporate Secretary, in writing at CapLease, Inc., 1065 Avenue of the Americas, New York, NY 10018, that you are changing or revoking your proxy; or

•	attending and voting by ballot in person at the Meeting.

Attendance at the Meeting will not itself revoke a proxy. All signed proxies that have not been revoked will be voted at the Meeting. If your proxy contains any specific instructions, they will be followed.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

A quorum, which is necessary to conduct business at the Meeting, constitutes a majority of the outstanding shares of our common stock entitled to be cast at the Meeting, present in person or represented by proxy. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote or abstain from voting. If a quorum is not present at the Meeting, the chairman of the meeting or the stockholders present in person or by proxy may adjourn the Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

What are my voting choices when voting on director nominees, and what vote is needed to elect directors?

When voting on the election of director nominees to serve until the 2012 Annual Meeting of Stockholders and until their successors are elected, you may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to one or more specific nominees.

A nominee is elected to the Board if a plurality of votes cast in the election of directors is cast “for” the nominee. Any votes withheld will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of the proposal. In the event that any nominee for director is unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board chooses a substitute nominee, the shares represented by a proxy will be voted for the substitute nominee, unless other instructions are given in the proxy.

The Board recommends that the stockholders vote “FOR” all of the nominees.

What are my voting choices when casting my advisory vote on executive compensation (or the say-on-pay vote)?

When casting your advisory vote on executive compensation, you may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting.

The affirmative vote of a majority of the votes cast is required for approval of the advisory vote on executive compensation. Abstentions will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of the proposal.

The Board recommends that the stockholders vote “FOR” the approval of the advisory vote on executive compensation.

What are my voting choices when casting my advisory vote on the frequency of the say-on-pay vote?

When casting your advisory vote on the frequency of the say-on-pay vote, you may:

•	vote in favor of conducting the say-on-pay vote every year;

•	vote in favor of conducting the say-on-pay vote every two years;

•	vote in favor of conducting the say-on-pay vote every three years; or

•	abstain from voting.

The advisory vote on the frequency of the say-on-pay vote will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of the proposal.

The Board recommends that the stockholders vote that the advisory vote on executive compensation occur once every “THREE YEARS.”

What are my voting choices when voting on the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm?

When voting on the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm, you may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting.

The affirmative vote of a majority of the votes cast is required for approval of the ratification of McGladrey & Pullen LLP. Abstentions will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of the proposal.

The Board recommends that the stockholders vote “FOR” the ratification of McGladrey & Pullen LLP.

What if I do not specify a choice for a matter when returning a proxy?

If you sign your proxy but do not give voting instructions, the individuals named as proxy holders on the proxy card will vote “FOR” the election of all nominees, “FOR” the advisory vote on executive compensation, once every “THREE YEARS” on the advisory vote on the frequency of the say-on-pay vote, “FOR” the ratification of McGladrey & Pullen LLP and in their discretion on any other matters that may properly come before the Meeting.

Will my shares be voted if I do not provide my proxy or vote at the Meeting?

If you do not provide your proxy or vote at the Meeting and your shares of common stock are registered directly in your name with our transfer agent (American Stock Transfer & Trust Company), your shares of common stock will not be voted.

If you do not provide your proxy or vote at the Meeting and your shares of common stock are held in street name with a bank, brokerage firm or other nominee (i.e., in “street name”), your nominee may vote your shares in its discretion on the proposal to ratify McGladrey & Pullen LLP, but may not vote your shares on the proposal to elect directors, the advisory vote on executive compensation, and the advisory vote on the frequency of the say-on-pay vote. The ratification of our independent registered public accounting firm is a “routine matter” under the rules of the New York Stock Exchange on which nominees are permitted to vote on behalf of their clients if no voting instructions are furnished. The proposal to elect directors, the advisory vote on executive compensation, and the advisory vote on the frequency of the say-on-pay vote are “non-routine” matters on which nominees are not permitted to vote on behalf of their clients if no voting instructions are furnished.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy for the Meeting. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We pay the cost of soliciting proxies and may use employees to solicit proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of our common stock.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you have multiple accounts with our transfer agent, and to vote all your shares you will need to sign and return all proxy cards.

May stockholders ask questions at the Meeting?

Yes. At the end of the Meeting, our representatives will answer questions from stockholders.

Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of common stock as of April 8, 2011, by (i) each of our directors, (ii) each of our executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Beneficial Ownership
Name	Shares(1)		Percentage
Paul H. McDowell	676,801		1.0%
William R. Pollert	609,763	(2)	*
Shawn P. Seale	698,798	(3)	1.0%
Robert C. Blanz	589,362		*
Paul C. Hughes	258,970		*
Michael E. Gagliardi	59,250	(4)	*
Stanley Kreitman	35,050		*
Catherine F. Long	5,700		*
Jeffrey F. Rogatz	44,750		*
Howard A. Silver	58,700		*
Directors and executive officers as a group (10 persons)	3,037,144		4.5%

*	Represents less than 1% of the outstanding common stock.

(1)
Includes shares of common stock subject to restricted stock awards for which the person has the right to vote as follows: Mr. McDowell, 258,700; Mr. Pollert, 187,860; Mr. Seale, 256,380; Mr. Blanz, 242,320; Mr. Hughes, 139,420; Mr. Gagliardi, 15,700; Mr. Kreitman, 10,000; Ms. Long, 5,700; Mr. Rogatz, 15,700; Mr. Silver, 18,901; and all directors and executive officers as a group, 1,150,681.

(2)	Includes 5,000 shares owned by his spouse. Mr. Pollert disclaims beneficial ownership of these shares.

(3)	Includes 10,858 shares owned by his spouse and 30,000 shares owned by his mother-in-law and father-in-law. Mr. Seale disclaims beneficial ownership of these shares.

(4)	Includes 2,500 shares owned by his spouse, 500 shares owned by his son and 500 shares owned by his daughter. Mr. Gagliardi disclaims beneficial ownership of these shares.

The following table sets forth information regarding persons or groups known to us to be beneficial owners of more than 5% of our common stock, as well as certain persons and groups who have reported beneficial ownership of more than 5% of our common stock as of December 31, 2010, but whose percentage ownership may have fallen below 5% as a result of a public offering of 10,000,000 shares of common stock we completed during April 2011. For purposes of computing each person’s or group’s percentage of stock owned, we have assumed each did not acquire any shares in our April 2011 public offering.
Name	Shares	Percentage as of April 8, 2011
The Vanguard Group, Inc.(1)	5,814,571	8.6%

Luxor Capital Group, LP, et al(2)	4,935,247	7.3%

BlackRock, Inc.(3)	4,204,797	6.2%

GGC Opportunity Fund Management, L.P.(4)	3,144,654	4.6%

Morgan Stanley, et al.(5)	3,048,968	4.5%

Vanguard Specialized Funds-Vanguard REIT Index Fund(6)	3,023,725	4.5%

Snyder Capital Management, L.P.(7)	2,921,927	4.3%

(1)
According to a Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on March 10, 2011. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
According to a Schedule 13G filed with the Securities and Exchange Commission by Luxor Capital Partners, LP (the “Onshore Fund”), Luxor Spectrum, LLC (the “Spectrum Onshore Fund”), Luxor Wavefront, LP (the “Wavefront Fund”), Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”), Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”), Luxor Spectrum Offshore Master Fund, LP (the “Spectrum Offshore Master Fund”), Luxor Spectrum Offshore, Ltd. (the “Spectrum Offshore Feeder Fund”), Luxor Capital Group, LP (“Luxor Capital Group”), Luxor Management, LLC (“Luxor Management”), LCG Holdings, LLC (“LCG Holdings”) and Christian Leone (“Mr. Leone”) on April 11, 2011. The address for each of the Onshore Fund, the Spectrum Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036. The address for each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Offshore Master Fund and the Spectrum Offshore Feeder Fund is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)	According to a Schedule 13G/A filed with the Securities and Exchange Commission by BlackRock, Inc. on February 3, 2011. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
According to a Schedule 13D filed with the Securities and Exchange Commission by GGC Opportunity Fund Management, L.P., GGC Public Equities Opportunities, L.P., GGC Public Equities Opportunities Blocker Corporation, Ltd., Golden Gate Capital Opportunity Fund, L.P., GGC Opportunity Fund Management GP, Ltd. (the “Golden Gate Entity Filers”), David C. Dominik and Jesse T. Rogers on April 6, 2010. The address for the Golden Gate Entity Filers is One Embarcadero Center, 39th Floor, San Francisco, CA 94111. The address for Mr. Dominik is 2733 Teton Pines Drive, Wilson, WY 83014. The address for Mr. Rogers is 278 Park Lane, Atherton, CA 94027.

(5)	According to a Schedule 13G/A filed with the Securities and Exchange Commission by Morgan Stanley on February 14, 2011. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(6)
According to a Schedule 13G filed with the Securities and Exchange Commission by Vanguard Specialized Funds-Vanguard REIT Index Fund on February 10, 2011. The address for Vanguard Specialized Funds-Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
According to a Schedule 13G/A filed with the Securities and Exchange Commission by Snyder Capital Management, L.P. and Snyder Capital Management, Inc. (the “Snyder Capital Filers”) on February 14, 2011. The address for the Snyder Capital Filers is One Market Plaza, Steuart Tower, Suite 1200, San Francisco, CA 94105.

Board of Directors

Board of Directors

The primary responsibility of the Board is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must act in good faith in a manner he or she reasonably believes to be in the best interests of the Company with the care an ordinarily prudent person in a like position would use under similar circumstances. The directors are regularly kept informed about our business at meetings of the Board and its Committees and through supplemental reports and communications. The responsibilities of the Board’s standing Committees are addressed separately in this Proxy Statement.

Our Board is currently comprised of seven members: Paul H. McDowell, William R. Pollert, Michael E. Gagliardi, Stanley Kreitman, Catherine F. Long, Jeffrey F. Rogatz and Howard A. Silver. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each of the following directors is independent within the general independence listing standards prescribed by the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines: Michael E. Gagliardi, Stanley Kreitman, Catherine F. Long, Jeffrey F. Rogatz and Howard A. Silver. The Board has adopted, as part of our Corporate Governance Guidelines, categorical standards of director independence that are attached hereto as Annex A to assist in making these independence determinations. Each of the above-named directors qualifies as independent under these standards.

The Board held five meetings in 2010. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2010, each director attended more than 75% of the aggregate number of meetings of the Board and all Committees on which he or she served. All directors other than Ms. Long who did not join the Board until March 2011 attended our Annual Meeting of Stockholders in 2010.

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which can be found at the investors section of the Company’s website at www.caplease.com. The information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Board Leadership Structure

Paul H. McDowell currently serves as the Chairman of the Board and Chief Executive Officer. The Board does not have a policy as to whether the Chairman of the Board should be a non-management director or a member of management. Instead, the Board selects its Chairman in the manner it determines to be in the best interest of the Company’s stockholders. When the Chairman is a member of Company management, the Board also selects an independent director to act as the Lead Independent Director of the Board. Over the last several years, the Company has had a separate non-employee Chairman and Chief Executive Officer from March 2004 through December 2007, and a combined Chairman and Chief Executive Officer from December 2007 to the present. The Board believes that its current leadership structure, with Mr. McDowell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. McDowell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and the Company’s strong corporate governance structure. The Company’s Lead Independent Director is currently Howard A. Silver. As Lead Independent Director, Mr. Silver’s duties include:

•	Presiding over executive sessions of the non-management directors;

•	Calling meetings of the non-management directors as he or she deems necessary;

•	Serving as liaison between the Chief Executive Officer and the non-management directors;

•	Advising the Chief Executive Officer of the Board’s informational needs;

•	Being available for communication by stockholders; and

•	Leading the Board in anticipating and responding to crises.

The Lead Independent Director is invited to attend all meetings of Committees of the Board of which he or she is not a member.

During 2010, our non-management directors met in executive session four times.

During the meetings of the non-management directors, the Lead Independent Director has the power to lead the meeting and set the agenda, but all non-management directors are encouraged to and do suggest topics for discussion.

Communications with the Board

Our Board and Audit Committee have adopted a whistleblower policy to allow employees, stockholders and other interested persons to communicate directly with our Audit Committee, including to report complaints relating to accounting, internal accounting controls or auditing matters. Interested persons may call our 24-hour, toll-free whistleblower hotline at (866) 851-8180 to report a concern. Our Board or the non-management directors specifically may also be contacted regarding any other concerns through our whistleblower hotline. All communications to our whistleblower hotline will be reported directly to Mr. Silver, our Audit Committee Chairman and Lead Independent Director.

Committees of the Board

The Board has established various Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendation of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which can be found at the investors section of the Company’s website at www.caplease.com. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

Audit Committee. Our Board has established an Audit Committee, which is currently composed of three independent directors, Messrs. Silver (Chairman), Kreitman and Rogatz. Mr. Kreitman is not standing for re-election at the upcoming Meeting. The Committee’s primary duties are to:

•
review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review;

•	review our financial reporting processes and internal control over financial reporting;

•
oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the Audit Committee;

•	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;

•	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•	prepare the Audit Committee report for inclusion in our Proxy Statement for our annual stockholder meetings; and

•	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters.

The Audit Committee met eight times in 2010.

Audit Committee Matters

Upon the recommendation of the Nominating and Governance Committee, the Board has determined that each of our Audit Committee members is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, as incorporated into the listing standards of the New York Stock Exchange (“NYSE”).

The Board has determined that Messrs. Silver and Rogatz are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. The Board has further determined that each of the members of the Audit Committee is financially literate and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Our Board does not have a policy setting rigid limits on the number of audit committees on which a member of our Audit Committee may serve. Instead, in cases where an Audit Committee member serves on more than three public company audit committees, the Board evaluates whether such simultaneous service would impair the service of such member on our Audit Committee. One member of our Audit Committee, namely Mr. Kreitman, serves on more than three public company audit committees. Our Board has determined that such simultaneous service does not impair the ability of Mr. Kreitman to effectively serve on our Audit Committee.

Audit Committee Pre-Approval Policies

The Audit Committee must pre-approve all services rendered by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its Chairman the authority to grant any pre-approvals in between scheduled meetings. Any decision to grant pre-approval is presented to the full Audit Committee at its next scheduled meeting.

Compensation Committee. Our Board has established a Compensation Committee, which is currently composed of three independent directors as defined under the general independence standards of the NYSE listing standards and our Corporate Governance Guidelines, Messrs. Gagliardi (Chairman), Kreitman and Rogatz. Mr. Kreitman is not standing for re-election at the upcoming Meeting. In addition, the Committee members are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Committee’s primary duties are to:

•	approve corporate goals and objectives relevant to executive officer compensation and evaluate performance in light of those goals and objectives;

•	determine and approve executive officer compensation, including base salary and incentive awards;

•	make recommendations to the Board regarding compensation plans;

•	administer our stock plan; and

•	prepare a report on executive compensation for inclusion in our Proxy Statement for our annual stockholder meetings.

Our Compensation Committee determines and approves all elements of executive officer compensation. It also provides recommendations to the full Board with respect to non-employee director compensation.

As part of its annual executive officer compensation determination, the Compensation Committee may or may not engage a compensation consultant to provide advisory services. If the Committee engages a consultant, the consultant may also be engaged to assist with the Committee’s non-employee director compensation review. The Committee engaged FPL Associates L.P. as compensation consultant in connection with its executive officer compensation determinations for the fiscal year ended December 31, 2010. The consultant was engaged directly by the Compensation Committee without any recommendation from management. The consultant was engaged to provide an analysis of the Company’s executive officer pay levels against our peers, and to offer recommendations for executive officer compensation. FPL did not provide any other services to the Company during 2010. In making its executive officer compensation determination, the Compensation Committee also reviews recommendations from our chairman of the Board and chief executive officer.

The Compensation Committee met six times in 2010.

Nominating and Corporate Governance Committee. Our Board has also established a Nominating and Corporate Governance Committee, which is currently composed of three independent directors as defined under the general independence standards of the NYSE listing standards and our Corporate Governance Guidelines, Messrs. Rogatz (Chairman), Gagliardi and Silver. The Committee’s primary duties are to:

•	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;

•	review the size and composition of our Board and its Committees;

•	oversee the evaluation of the Board;

•	recommend actions to increase the Board’s effectiveness; and

•	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee met four times in 2010.

Investment Oversight Committee. Our Board has established an Investment Oversight Committee, which is currently composed of Messrs. McDowell (Chairman), Rogatz and Silver. The primary function of the Investment Oversight Committee is to approve all portfolio investments we make in excess of $50 million.

The Investment Oversight Committee did not meet in 2010.

We recommend that stockholders review the charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, available at our website at www.caplease.com for a full description of the respective Committees’ responsibilities.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board. During the year, management makes regular reports to the Board, and the Board regularly reviews the subject of risk management. Additionally, the charters of certain of the Board’s Committees assign oversight responsibility for particular areas of risk. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our Nominating and Corporate Governance Committee oversees risk associated with our corporate governance guidelines and code of conduct, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements. All of these risks are discussed with the entire Board in the ordinary course of the chairperson’s report of Committee activities at regular Board meetings.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our officers, employees and directors, including our chief executive officer, chief financial officer, chief accounting officer and controller. We have always conducted our business in accordance with the highest standards of conduct. Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us. Equally important are equitable conduct and fairness in our business operations and in our dealings with others. Our Code of Business Conduct and Ethics reflects the foregoing principles.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our chief executive officer, chief financial officer, chief accounting officer or controller by posting such information on our website at www.caplease.com.

Corporate Governance Guidelines

The Board has also adopted a set of Corporate Governance Guidelines that reflect our governance principles and our commitment to maintaining high corporate governance standards.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines and the Code of Business Conduct and Ethics and for considering and, as necessary, making recommendations on governance issues that should be addressed by the Board.

Corporate Profile

The following are selected elements of our corporate profile:

•	our Board has opted out of the business combination provisions of the Maryland General Corporation Law, or MGCL;

•	our amended and restated bylaws contain a provision exempting from the control share acquisition statute of the MGCL any and all acquisitions by any person of shares of stock in our Company; and

•	holders of our common stock may act by unanimous written consent.

If our Board were to adopt a resolution opting into the business combination statute or amend our bylaws to remove the exemption from the control share acquisition statute, these provisions of the MGCL may discourage others from trying to acquire control of our Company and may increase the difficulty of consummating any such offer.

For a complete description of our corporate profile, we refer you to the MGCL, our charter and our amended and restated bylaws. We have filed our charter and amended and restated bylaws as exhibits to our periodic reports under the Securities Exchange Act of 1934, as amended (see our Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

Proposal 1—Election of Directors

In accordance with our charter, each member of our Board is elected annually.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the Board’s needs. The Board has not adopted a policy with respect to minimum qualifications for directors, nor has the Board adopted a formal diversity policy for nominees. Nominees for directorships are selected by the Nominating and Corporate Governance Committee and recommended to the Board in accordance with the policies and principles in its charter. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees. Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Company’s Corporate Secretary, who will provide it to the Nominating and Corporate Governance Committee. Our amended and restated bylaws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this Proxy Statement under the caption “Stockholder Proposals for 2012 Annual Meeting of Stockholders.” Our Nominating and Corporate Governance Committee did not receive any recommendations of director candidates from any stockholder or group of stockholders during 2010. We did not utilize any third-party search firms to assist in identifying potential director candidates during 2010. Our Board elected Catherine F. Long as a new Board member in March 2011. Ms. Long had no prior relationship with our Company or any of our Board members and was introduced to the Company by our outside investor relations firm, ICR Inc.

All of the nominees for director are directors presently. As noted under “Board of Directors” above, our Board is currently comprised of seven (7) members. One current director, Stanley Kreitman, is not standing for re-election at the Meeting. Mr. Kreitman is retiring pursuant to the Board’s retirement policy, which is described below. Therefore, the Board has nominated six (6) director candidates for re-election at the Meeting. Upon completion of the Meeting, one vacancy on the Board will exist, and the Board plans to continue to review potential non-employee director candidates as part of its process of determining whether to add a Board member to fill such vacancy. In the event the Board identifies a qualified candidate and determines to fill the vacancy, it will appoint such candidate to serve as a member of the Board until the next Annual Meeting of Stockholders.

The following table sets forth the name and the position(s) currently held by each person nominated as a director:

Name	Title
Paul H. McDowell(1)	Chairman of the Board and Chief Executive Officer
William R. Pollert	President and Director
Michael E. Gagliardi(2)(3)	Director
Catherine F. Long	Director
Jeffrey F. Rogatz(1)(2)(3)(4)(5)	Director
Howard A. Silver(1)(3)(4)(5)	Lead Independent Director

(1)       Member of Investment Oversight Committee
(2)       Member of Compensation Committee
(3)       Member of Nominating and Corporate Governance Committee
(4)       Member of Audit Committee
(5)       Audit Committee Financial Expert

Each of these directors, if re-elected, will serve as director until the Annual Meeting of Stockholders held in 2012 and the election and qualification of the director’s respective successor or until the director’s earlier death, removal or resignation.

The Board has adopted a general policy that a director may not stand for re-election if he or she has attained the age of 75 unless the Board has voted, on an annual basis, to waive the mandatory retirement age.

Board Biographies

All nominees have consented to be named, and have agreed to serve if elected. Although it is not anticipated that any of the persons named above will be unable or unwilling to stand for re-election, a proxy, in the event of such occurrence, may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Meeting or leave the position(s) vacant. Ages listed below are as of December 31, 2010.

NAME	BUSINESS EXPERIENCE
Paul H. McDowell Age 50
Mr. McDowell is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as chief executive officer since March 2001, and as senior vice president, general counsel and secretary from 1994 until February 2001. He has served on our Board since November 2003 and was elected chairman of the Board in December 2007. He served on the Board of Directors of our predecessor, Capital Lease Funding, LLC (“CLF, LLC”), from November 2001 until March 2004. He is also a member of our investment committee, a committee consisting of our key employees that oversees our underwriting and due diligence process. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell serves on the Board of Directors of Feldman Mall Properties, Inc., which was a public company within the past five years. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a BA from Tulane University in 1982.

William R. Pollert Age 66
Mr. Pollert is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as president since 1994, and chief executive officer from 1994 to March 2001. He has served on our Board since November 2003, and served on the Board of Directors of CLF, LLC, from November 2001 until March 2004. He is also a member of our investment committee. From 1993 until 1995, Mr. Pollert was the president and chief executive officer of Equitable Bag Co., Inc., a leading manufacturer of custom bag products for non-food retailers and specialty packaging. From 1986 to 1993, Mr. Pollert held a variety of senior management positions at Triarc Companies, Inc. (which owned Arby’s, RC Cola, Graniteville and National Propane); Trian Group L.P.C.; Avery, Inc. (which owned Uniroyal Chemical Co.); and Triangle Industries, Inc. (which owned American National Can Co., Brandt, Inc., Triangle Wire & Cable, Inc. and Rowe International, Inc.). The senior management positions included chief executive officer or chief operating officer of several of the companies owned by Triarc, Trian, Avery and Triangle. Triarc, Trian, Avery, Triangle and Equitable Bag Co., Inc., were at one time or are currently controlled by Nelson Peltz and Peter May. From 1973 to 1985, Mr. Pollert held a variety of senior management positions at International Paper Company, ending as vice president of the consumer packaging business and a member of its executive operating committee. Mr. Pollert received a Ph.D. in management and organization sciences from the University of Florida, an MBA in finance from Columbia University, and a BA from Lehigh University.

Michael E. Gagliardi Age 53
Mr. Gagliardi has served on our Board since March 2004. He currently serves as an advisor to HSBC-Halbis Investments as an independent contractor. From May 2005 until November 2009, Mr. Gagliardi was employed by HSBC Investments (USA) Inc. Mr. Gagliardi served as a member of the Board of Directors of Atlantic Advisors LLC, a registered investment advisor, from 1999 until Atlantic’s acquisition by HSBC in May 2005. Atlantic provides investment, finance and advisory services to an international client base. Mr. Gagliardi was a founding partner of Wasserstein Perella Emerging Markets (“WPEM”) (now Dresdner Kleinwort Wasserstein) and served as its chief executive officer from 1993 through 1999. Prior to founding WPEM, Mr. Gagliardi was director of Emerging Markets at UBS (formerly Swiss Bank Corporation). Mr. Gagliardi has served on the board of directors of the Emerging Market Traders Association and the board of directors advisory council at Fairfield University. Mr. Gagliardi received an MBA from Pace University in 1983 and received a BS from Fairfield University in 1979.

NAME	BUSINESS EXPERIENCE
Catherine F. Long Age 54
Ms. Long has served on our Board since March 2011. Ms. Long served as Senior Vice President, Chief Financial Officer and Treasurer of Spirit Finance Corporation, a real estate investment trust focused on acquiring single tenant real estate leased to retail, distribution and service-oriented companies throughout the United States, from August 2003 until February 2010. Ms. Long also served on Spirit Finance Corporation’s investment committee, among other committee appointments. Prior to 2003, Ms. Long served since 1990 in various capacities, including Principal Accounting Officer, with Franchise Finance Corporation of America, a real estate investment trust focused on the restaurant industry, and its successor, an affiliate of GE Capital. Prior to her employment with Franchise Finance Corporation of America, Ms. Long was a senior manager specializing in the real estate industry with the public accounting firm of Arthur Andersen. She received her degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980. Ms. Long received a CFO of the Year award for 2008 from the Arizona Chapter of Financial Executives International, a professional association for senior financial executives.

Jeffrey F. Rogatz Age 49
Mr. Rogatz has served on our Board since March 2004. Mr. Rogatz is the founder and President of Triangle Real Estate Advisors LLC, a real estate asset management company, which is the manager of Triangle Real Estate Securities Fund LLC. Mr. Rogatz is also founder and President of Ridgeway Capital LLC (“Ridgeway Capital”), a real estate investment and advisory firm that invests in office, industrial and retail leased assets in the Mid-Atlantic area, and provides advisory services to various clients which have included several publicly traded real estate investment trusts, and co-founder of Palladian Realty Capital which provides consulting and advisory services to public and private real estate companies. Prior to founding Ridgeway Capital in 2001, Mr. Rogatz was chief financial officer of Brandywine Realty Trust (“Brandywine”), a New York Stock Exchange listed real estate investment trust. Prior to joining Brandywine in 1999, Mr. Rogatz was a managing director and head of the REIT practice for Legg Mason Wood Walker, Incorporated. Mr. Rogatz is a member of the National Association of Real Estate Investment Trusts, Urban Land Institute and the International Council of Shopping Centers. Mr. Rogatz is a board member of U-Store-It Trust, a publicly traded real estate investment trust providing self-storage solutions around the country, the Friends of Woodlawn Library, Inc. and Opera Delaware, and a member of the William and Mary Business School Foundation Board. Mr. Rogatz received an MBA in finance with honors from the College of William and Mary in 1987 and received a BS from the University of Virginia in 1983.

Howard A. Silver Age 56
Mr. Silver has served on our Board since March 2004. Mr. Silver held various executive positions with Equity Inns, Inc. (“Equity Inns”), a NYSE listed real estate investment trust, from May 1994 until October 2007 when Equity Inns was sold to Whitehall Global Real Estate Funds. At the time of the sale, Mr. Silver held the positions of chief executive officer and president and was also a director of Equity Inns, and he has also held the positions of chief operating officer, executive vice president of finance, secretary, treasurer and chief financial officer. Mr. Silver is presently a director of Great Wolf Lodge, a public indoor water park resort, where he serves as chairman of the Audit Committee and a member of the Compensation Committee. Mr. Silver is also a director of Education Realty Trust, a public student housing real estate investment trust, where he serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. From 1992 until 1994, Mr. Silver served as chief financial officer of Alabaster Originals, L.P., a fashion jewelry wholesaler. Mr. Silver has been a certified public accountant since 1980 and was employed, from 1987 to 1992, by Ernst & Young LLP and, from 1978 to 1986, by Coopers & Lybrand L.L.P. Mr. Silver graduated cum laude from the University of Memphis with a BS in accountancy in 1976.

Biographical information for Mr. Kreitman, who is not standing for re-election, is included below.

NAME	BUSINESS EXPERIENCE
Stanley Kreitman Age 79
Mr. Kreitman has served on our Board since March 2004. Since 1993, Mr. Kreitman has served as chairman of Manhattan Associates, a merchant banking company. From 1972 to 1992, Mr. Kreitman served as the president of United States Banknote Corporation, a company which provides a variety of printing services such as currency production for foreign governments and the printing of stock certificates. Mr. Kreitman holds directorship positions with Medallion Financial Corp., CCA Industries Inc., KSW Inc. and Arbinet Corporation, all public companies. Within the last five years, Mr. Kreitman has held directorship positions at the following additional public companies: Sports Properties Acquisition Corp. and Renaissance Acquisition Corp., each of which was a special purpose acquisition company, or SPAC. Mr. Kreitman is also on the Advisory Board of Signature Bank and a member of the Board of Directors of the Nassau County Interim Finance Authority. Mr. Kreitman also serves as member of the Board of Directors of the New York City Board of Corrections, Crime Stoppers of Nassau County, North Shore Long Island Jewish Hospital and the Police Athletic League of New York City. Mr. Kreitman received an honorary doctorate of laws from the New York Institute of Technology in 1998, and a BS from New York University in 1954.

In assessing the needs of the Board, the Nominating and Corporate Governance Committee has sought to identify individuals qualified to fill vacant director positions or to stand for re-election based on input from all Board members and the following general criteria: directors should possess practical wisdom, sound judgment and a broad range of experience that is relevant to the Company’s business and complementary to the background of the other directors. The Board’s decision to nominate the directors was based principally on the following factors:

Mr. McDowell	Mr. Pollert	Mr. Gagliardi

• Founder of the Company • Most senior executive of the Company • Extensive commercial real estate experience with focus on net lease market
•     Founder of the Company

•     Second most senior executive of the Company

•     Extensive commercial real estate experience with focus on net lease market

•     Broad senior management experience both inside and outside the real estate industry

•     Board continuity and Company knowledge by virtue of Board membership since our initial public offering, or IPO, in 2004

•     Unique perspective by virtue of financial and investment experience

•     Significant senior management experience

Ms. Long	Mr. Rogatz	Mr. Silver

•     Extensive commercial real estate experience with focus on net lease market

•     Broad senior management experience in a variety of real estate entity structures

•     Public company financial reporting and operations experience

•     Broad experience in real estate finance

•     Board continuity and Company knowledge by virtue of Board membership since our IPO in 2004

•     Extensive commercial real estate experience

•     Senior real estate investment banking experience

•     Public company financial reporting and operations experience

•     Board continuity and Company knowledge by virtue of Board membership since our IPO in 2004

•     Extensive commercial real estate experience

•     Extensive senior management experience

•     Public company financial reporting and operations experience

•     Public company directorship experience

Compensation of Directors

The members of our Board who are also our employees do not receive any additional compensation for their services on our Board. The table below sets forth the compensation earned by the Company’s non-employee directors for the fiscal year ended December 31, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Michael E. Gagliardi	$49,000	$34,848	$4,479	$88,327

Stanley Kreitman	47,000	34,848	4,479	86,327

Catherine F. Long(3)	0	0	0	0

Jeffrey R. Rogatz	53,000	34,848	4,479	92,327

Howard A. Silver	67,000	41,624	5,451	114,075

(1)
Represents the grant date fair value of stock awards during 2010. 2010 stock awards are scheduled to vest in three equal annual installments beginning on the first anniversary of the grant date. The aggregate number of stock awards outstanding on December 31, 2010 is as follows: Mr. Gagliardi, 18,684; Mr. Kreitman, 18,684; Ms. Long, 0; Mr. Rogatz, 18,684; and Mr. Silver, 22,668.

(2)	Represents dividends on awards of Company common stock still subject to forfeiture as of the dividend payment date.

(3)	Ms. Long was elected to the Board in March 2011.

We also reimburse reasonable travel expenses of non-employee directors incurred in connection with their Board and Committee meeting attendance.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

Our Executive Officers

The following individuals currently serve as our executive officers. Ages are as of December 31, 2010.

Name	Age	Title
Paul H. McDowell	50	Chairman of the Board and Chief Executive Officer
William R. Pollert	66	President
Shawn P. Seale	47	Senior Vice President, Chief Financial Officer and Treasurer
Robert C. Blanz	53	Senior Vice President and Chief Investment Officer
Paul C. Hughes	43	Vice President, General Counsel and Corporate Secretary

Biographical information for Messrs. McDowell and Pollert is contained above under the heading “Proposal 1—Election of Directors.” Biographical information with regard to our other executive officers is set forth below.

Shawn P. Seale is a founder of our company. He has been continuously employed by us or our predecessor companies since 1994, including as senior vice president, chief financial officer and treasurer since 1994. He served on our Board from November 2003 until March 2004 and the Board of Directors of CLF, LLC, from November 2001 until March 2004. He is a member of our investment committee. Prior to CapLease, Mr. Seale was also a founder of Taylor Consulting Group, a corporate consulting firm in Atlanta, and served as vice president and treasurer from 1988 until 1995. From 1985 to 1988, Mr. Seale was a management and finance consultant at Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale is a certified public accountant. Mr. Seale received a BS from the Massachusetts Institute of Technology in 1985.

Robert C. Blanz has been continuously employed by us or our predecessor companies since October 1999, including as our senior vice president since October 1999 and our chief investment officer since October 2003. Mr. Blanz is responsible for the firm’s investment activities including equity, debt and structured finance investments. Mr. Blanz also manages our permanent debt financing strategies including mortgage financings and CDO structuring. Mr. Blanz’s responsibilities also include credit, transaction underwriting and asset management. Mr. Blanz is also a member of our investment committee. From 1997 until 1999, Mr. Blanz was a director in the real estate structured finance department at Standard and Poor's. Before moving to Standard & Poor's, he was vice president in the real estate principal transactions group at Dean Witter. Mr. Blanz received an MBA from Columbia University in 1996 and a BS from the State University of New York in 1980. He is also a certified public accountant.

Paul C. Hughes has been our vice president, general counsel and corporate secretary since January 2005. Prior to that time, he was an attorney practicing in the area of corporate and securities matters at Hunton & Williams LLP from September 2000 until January 2005, and at Parker Chapin LLP from September 1997 until September 2000. Mr. Hughes is also a certified public accountant and was employed by Grant Thornton LLP from January 1989 until June 1997.

Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company. Based on this review, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Compensation Committee

Michael E. Gagliardi (Chairman)
Stanley Kreitman
Jeffrey F. Rogatz

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Discussion and Analysis

Summary

Our Compensation Committee is comprised of three independent directors and reviews and approves all elements of compensation for the named executive officers. The Committee’s decisions are discretionary and not based on pre-defined formulas, but include an assessment of a variety of factors, including a series of overall Company performance criteria established by the Committee annually at the beginning of each year, as well as an assessment of market conditions. The Committee employs a “team” compensation philosophy in setting executive compensation, reflecting the partnership manner in which the named executive officers operate. With respect to 2010, the Committee determined that the Company led by the named executive officers performed well, including continued lowering of overall debt and leverage levels, reinitiating portfolio growth and total shareholder return of 38.5%, as market conditions initially were weak but improved considerably during the year. As a result, the Compensation Committee established a total compensation pool for the named executive officers for 2010 of $4.4 million, an increase of about 5% from 2009.

Discussion of Business Results and Executive Performance

In early 2010, despite significant recovery, there remained very high levels of uncertainty around both the macro-economic environment in general and the commercial real estate markets in particular. Commercial real estate fundamentals continued to erode, credit for commercial real estate remained scarce and overall transaction volumes continued to be significantly depressed. With those market factors in mind, the Board established a series of goals that included continuing to lower enterprise leverage, extending debt maturities, disciplined accessing of the capital markets, intensively managing the existing portfolio and ultimately re-establishing portfolio growth when market conditions would permit. The Board’s view was that solid execution on these goals would drive the Company’s stock price higher, thereby lowering the Company’s cost of equity capital and positioning the Company well for continued portfolio growth in 2010 and beyond.

With the foregoing strategy as a backdrop, the Compensation Committee made the judgment in early 2011 that the Company led by the named executive officers performed well during 2010. In making its compensation decisions, the Committee reflected on the Company’s accomplishments during 2010, which included the following:

•	Reduced overall debt by approximately $74 million;

•
Lowered the outstanding convertible senior note balance by 33% to $35 million, from $52.4 million, including through a cash tender offer for any and all of the notes at a price of par during the second quarter;

•	Reduced the Wells Fargo credit agreement balance by 17% to $105 million, from $126 million, and extended the agreement three additional years until July 2013;

•
Cost effectively raised equity capital, highlighted by two transactions that closed at the end of the first quarter, approximately $40 million of new capital through the re-opening of the Company’s Series A preferred stock at an effective annual yield of 9.0%, and a direct placement of $15 million of our common stock at $4.77 per share;

•	Significant progress leasing up the Company’s two Omaha properties, with the suburban Dodge building at 97% occupancy at year-end and the downtown Landmark building at 67% occupancy at year-end;

•
Re-initiated portfolio growth in the second half of the year with two new investments totaling approximately $41 million, including an expected $8.1 million investment in a warehouse being constructed in Louisville, Kentucky leased to Michelin North America, Inc., through our new build-to-suit development program, and the purchase for $32.5 million of a completed warehouse in Franklin, Indiana, leased to Cooper Tire & Rubber Company;

•
Delivered funds from operations as adjusted for comparability of $0.67 per share in 2010, exceeding the high end of the Company’s guidance of $0.65 per share (see the discussion below under “Compensation Setting Process” below for how we determine funds from operations as adjusted for comparability); and

•
CapLease’s 2010 total shareholder return (inclusive of dividends) was a strong 38.5%, ahead of the primary REIT index (RMS) of 28.5% and the weighted average of the equity REITs in the Compensation Committee selected peer group1 of 38.3%, though trailing the weighted average of the mortgage REITs in the peer group of 121.2%.

Based on its assessment of the performance of the Company and the management team’s leadership, the Compensation Committee made the following compensation determinations for 2010:

•
Established a compensation pool of $4.4 million for the named executive officers, which represented an increase of about 5% from 2009, and was 8% higher than the median of the Compensation Benchmark Peer Group2;

•
Increased base salaries 3%, a modest increase reflecting continued intensive management of general and administrative expenses, the Committee’s judgment that the Company and named executive officers performed well during 2010 and the fact that base salaries had not changed since February 2008;

•
Increased incentive compensation about 7% from 2009, with cash bonuses up 11% and stock incentive compensation up 3%, reflecting the Committee’s judgment that the Company and named executive officers performed well during 2010;

•	Allocated approximately 34% of the total compensation pool to restricted stock awards, in line with prior year awards including 35% in 2009;

•	Allocated compensation increases basically evenly among the named executive officers (on a percentage basis), reflecting the Company’s team compensation philosophy described below; and

1
The Compensation Committee has historically looked at two separate peer groups for different purposes: a narrow list of single tenant REIT only peers is used for total shareholder return comparison purposes (the “Shareholder Return Peer Group”) and a much broader list of companies is used for compensation comparison purposes (“the “Compensation Benchmark Peer Group”). As noted, the Shareholder Return Peer Group is comprised entirely of REIT companies with a significant focus in the single tenant commercial property space (both equity and debt investors). For the year ended December 31, 2010, the Shareholder Return Peer Group was comprised of the following companies: Lexington Realty Trust, Entertainment Properties Trust, National Retail Properties, Inc., Realty Income Corp., One Liberty Properties, Inc., Newcastle Investment Corp., NorthStar Realty Finance Corp. and Gramercy Capital Corp.

2
For the fiscal year ended December 31, 2010, the Committee determined to select peers for the Compensation Benchmark Peer Group primarily based on size as measured by market capitalization and, therefore, the peer group included both REIT and non-REIT companies. The peer group selected in 2010 contrasts with that selected in 2009 which included only REITs in one of three categories: (1) similar size, (2) net lease strategy and (3) debt/lending business. For the fiscal year ended December 31, 2010, the Compensation Benchmark Peer Group was comprised of the following companies: (1) REITs: Agree Realty Corporation, Associated Estates Realty Corporation, Cogdell Spencer Inc., Education Realty Trust, Inc., FelCor Lodging Trust Incorporated, First Industrial Realty Trust, Inc., Glimcher Realty Trust, Kite Realty Group Trust and Urstadt Biddle Properties Inc. and (2) non-REITs: BioScrip, Inc., California Pizza Kitchen, Inc., Citizens, Inc., Kansas City Life Insurance, La-Z-Boy Inc., Leapfrog Enterprises, Inc., NewStar Financial Inc., Phoenix Companies, Inc. and Presidential Life Corp.

•
Determined that 100% of prior period restricted stock awards scheduled to vest in March 2011, vested at that time, again reflecting the Committee’s judgment that the Company and named executive officers performed well during 2010.

The year-end 2010 named executive officer compensation pool was as follows:

Name	2011 Base Salary	2010 Cash Bonus	2010 Incentive Award (grant of shares of restricted common stock)	Total
Paul H. McDowell	$431,300	$360,000	$351,000	$1,142,300

Shawn P. Seale	337,500	325,000	351,000	1,013,500

William R. Pollert	237,300	180,000	260,200	677,500

Robert C. Blanz	290,100	315,000	332,800	937,900

Paul C. Hughes	226,800	175,000	195,000	596,800

Total	$1,523,000	$1,355,000	$1,490,000	$4,368,000

Compensation Philosophy

The Compensation Committee’s judgments reflect the following philosophies:

•	The Committee employs a “team” compensation philosophy in setting executive compensation, reflecting the partnership manner in which the management group operates.

•	Compensation determinations are discretionary and include an assessment of a variety of both Company and individual performance factors.

•
The Committee pays a significant component of annual compensation awards as long-term performance-based compensation through restricted stock grants that may be forfeited if performance or service conditions are not met.

The Committee’s “team” philosophy entails assessing the performance of the management team and the Company in the aggregate, and then determining a total compensation pool for all of the named executive officers. The size of the pool reflects various factors as determined to be relevant by the Committee, and will normally include the Committee’s assessment of Company and individual performance factors and market conditions, a review of market pay rates and recommendations in the most recent compensation study, and considerations of the size of the compensation pool in prior periods.

Once the total compensation pool is determined, the Committee retains discretion on how to allocate the pool to individual officers and amongst compensation components. In making individual determinations, however, the Committee is guided generally by market pay rates as reflected in the compensation consultant’s report. With respect to compensation mix, the Committee’s practice is to structure a significant component of the compensation awards as long-term performance based compensation (through restricted stock awards), thereby aligning the interests of the officers with our stockholders.

Compensation Setting Process

We have a Compensation Committee comprised of three independent directors, Messrs. Gagliardi (Chairman), Rogatz and Kreitman. Under our Compensation Committee charter, the Compensation Committee determines and approves all elements of executive officer compensation.

The compensation committee’s primary objectives in determining executive officer compensation are:

•	developing an overall compensation package that is at market levels and thus fosters executive officer retention; and

•	aligning the interests of our executive officers with our stockholders by linking a significant portion of the compensation package to performance.

Our executive officer compensation package consists of three primary elements: base salary, annual cash bonus and restricted stock awards. The Committee believes that these three elements reflect market practice for commercial equity and/or lending REITs and balance the need to offer our executive officers a compensation package that rewards current performance while providing strong short-term and long-term incentives.

The Committee determines the amount of each element annually, generally in January or February. Under the employment agreements we entered into with Messrs. McDowell, Seale, Pollert, Blanz and Hughes, each individual is entitled to an annual percentage salary increase at least equal to the increase in the cost of living, though they all agreed to defer that increase for 2008 and 2009. Any additional salary increase, cash bonus and restricted stock award are entirely at the Committee’s discretion. All restricted stock awards are made out of the pool of shares available for issuance under our 2004 stock incentive plan. In order to simplify management and maintain consistency of awards and vesting periods, restricted stock awards are made effective as of March 24 (or the closest business day to March 24), the anniversary date of the closing of our initial public offering.

To assist with its annual compensation determination, the Compensation Committee has typically engaged a compensation consultant to summarize market pay rates and provide recommendations for named executive officer pay. The consultant typically compares the Company’s existing executive officer pay rates against market pay rates at a variety of levels (e.g., 25th percentile, median, 75th percentile) within one or more peer groups. The Committee engaged FPL Associates L.P. in connection with the named executive officer compensation determinations for the fiscal year ended December 31, 2010.

In order to ensure the Committee is considering prior period awards and all forms of compensation, it reviews a summary of all restricted stock awards made to each named executive officer and a tally sheet of all compensation paid to each named executive officer. The Committee also reviews recommendations from our chairman of the Board and chief executive officer.

Because the Committee believes strongly in the exercise of its independent judgment, its compensation determinations are discretionary. These determinations are not based on pre-defined formulas, but reflect the Committee’s business judgment based on its assessment of a variety of both Company and individual performance factors as well as market conditions. The Committee historically has established certain overall Company performance criteria annually generally at the beginning of each year. For 2010, the Committee established and reviewed the following performance metrics:

•	Total shareholder return (which includes dividends paid) versus the Shareholder Return Peer Group.

•
Leveraged return on equity versus budget. This financial measure is computed by adjusting our core net income (loss) to add back depreciation and amortization expense on real property and general administrative expenses (including stock based compensation), and then dividing the result by common equity on the Company’s balance sheet as adjusted to add back depreciation and amortization expense on real property. Core net income (loss) represents net income (loss) before items affecting comparability, which for 2010 included loss on investments and gain on extinguishment of debt.

•
Funds from operations, or FFO, as adjusted for comparability, versus budget. FFO as adjusted for comparability basically represents our core net income (loss) plus depreciation and amortization expense on real property.

For each performance measure other than total shareholder return, the Committee compares actual performance against the Board approved budget. The Board sets the budget at aggressive but attainable levels. The Company’s actual total shareholder return is compared to the actual returns of the Shareholder Return Peer Group.

The Committee couples its review of the above performance factors with a significant amount of its own subjective analysis.  This subjective analysis includes considerations such as a review of other Company performance criteria, market and unique conditions affecting the Company and achievement of strategic goals, and an analysis of individual contributions such as level and breadth of responsibility, length of tenure and individual contributions to the Company’s strategic plan.  The individual performance factors for the named executive officers for 2010 included the following:

•	Paul McDowell, Chairman and Chief Executive Officer: implementation of strategic plan; overall leadership of the Company; interaction with business and investor community; Board interaction

•	William Pollert, President: implementation of strategic plan; oversight of investment and financing activities; employee management

•
Shawn Seale, Chief Financial Officer: implementation of strategic plan; overall management of financial affairs; management of financial reporting; management of information technology; interaction with business and investor community; employee management; REIT and tax compliance

•	Robert Blanz, Chief Investment Officer: implementation of strategic plan; direct and manage all investment purchase and sale and asset financing transactions; asset management

•	Paul Hughes, General Counsel: manage legal affairs and compliance; SEC disclosure compliance; REIT and tax compliance; manage outside counsel

Long-Term Compensation/Restricted Stock Awards

The Committee pays a significant component of each annual compensation award in the form of long-term compensation.  The Committee has historically made restricted stock awards that it believes achieves its objectives of offering a competitive compensation package that rewards long-term decision-making and links pay to performance.  The terms of the restricted stock awards include:

•
All awards are subject to forfeiture and are scheduled to vest over three or five years at the Committee’s discretion, with one-third (in the case of a three year vesting period) or one-fifth (in the case of a five year vesting period) of the shares available for vesting each year.  The 2010 awards are scheduled to vest over three years, the first time since March 2007 that awards to executive officers have been made subject to a vesting period of less than five years.  The Compensation Committee determined that the use of a three year vesting period is appropriate for 2010 because a three year horizon is more consistent with the timeline for budgeting and planning at the Company and the use of a five year vesting period in prior years has resulted in a significant amount of the executive officers’ awards remaining at risk of forfeiture.

•
A significant portion of each award vests on the basis of performance, with the balance of the award vesting solely on the basis of time (i.e., continued employment).  The 2010 awards were allocated 75% as performance-based awards and 25% as time-based awards, the same allocation the Committee has used since 2006.

•
For the performance component of each award, the Committee will make a determination annually of the percentage of performance shares which will vest as scheduled.  Shares which fail to vest as scheduled in the first two years (in the case of a three year vesting period) or four years (in the case of a five year vesting period) based on the Committee’s determination are not forfeited but will “roll-forward” and are available for vesting in subsequent years.  As described under “Discussion of Business Results and Executive Performance” above, the Committee determined a 100% vesting percentage for awards scheduled to vest in March 2011, with no shares rolling forward to future years, based on the Committee’s analysis of 2010 performance.

•	All shares which are unvested as of the end of the three or five year vesting cycle will be forfeited.

•	In order to provide an element of current reward, executive officers are entitled to receive dividends on and vote restricted stock awards unless and until forfeited.

The Committee believes the use of a three to five year vesting period is an appropriate at-risk period and aligns the long-term interest of management with our stockholders.  Further, the Committee believes that our executive officers are highly incentivized because a significant portion of their stock award is subject to forfeiture if performance criteria are not met.  The Committee also believes that the “roll-forward” feature for unvested awards allows performance to be measured on a long-term basis, rather than entirely on the short-term, which incentivizes management to make decisions in the long-term best interest of the Company rather than to meet short-term performance goals and vesting schedules.

Other Perquisites and Benefits

In addition to the base salary, cash bonus and stock award components of compensation discussed above, the employment agreements we entered into with Messrs. McDowell, Seale, Pollert, Blanz and Hughes provide them with limited perquisites and special benefits in certain circumstances in connection with the termination of their employment.  The perquisites are reviewed annually by the Committee and consist of life and disability insurance coverage at defined levels and, in the case of Messrs. McDowell and Seale, a $10,000 annual tax preparation and financial planning reimbursement.  The named executive officers are also entitled to an indemnification payment for any income taxes they must pay as a result of the insurance and tax preparation and financial planning reimbursement perquisites.  The named executive officers have agreed to defer the whole life insurance policy benefit available under their employment agreements, in favor of a variable universal life insurance benefit, which is less costly to the Company.  The employment agreements, with the exception of Mr. Hughes, were entered into at the time of our initial public offering and were intended to reward the named executive officers for attaining a monetization event and offer them compensation terms that are competitive with our public REIT peers.  With the exception of unvested stock awards, which automatically vest for all of our employees (including our executive officers) upon a change of control, all change of control severance is “double trigger,” meaning it is only paid in the event of both a change of control event and a termination, rather than simply at a change of control.

New Compensation Related Policies

During December 2010, our Board adopted two new corporate governance policies which we believe further our objective of aligning the interests of our executive officers and stockholders and enhance our pay for performance philosophy.  We adopted (i) stock ownership guidelines for the Company’s directors and executive officers and (ii) an incentive compensation clawback policy applicable to the Company’s executive officers.

The Company’s stock ownership guidelines include the following minimum stock ownership standards for the executive officers and non-employee directors:

Title	Guideline
Chief Executive Officer	A multiple of 4x annual base salary
Chief Financial Officer	A multiple of 3x annual base salary
All other Executive Officers	A multiple of 2x annual base salary
Directors	A multiple of 3x annual stock award retainer

For purposes of the guidelines, ownership includes shares owned directly by the individual, including pursuant to the Company’s 2004 stock incentive plan or successor plan, whether vested or unvested.  New directors and executive officers have five years from appointment to achieve compliance.

Under the Company’s clawback policy, the Board may recover incentive compensation paid to any current or former executive officer of the Company if all of the following conditions apply:

•
the Company’s financial statements are required to be restated due to material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in accounting rules);

•	as a result of such restatement, a performance measure which was a material factor in determining the award is restated; and

•	in the discretion of the Compensation Committee, a lower payment would have been made to the executive officer based upon the restated financial results.

The clawback policy applies to any incentive compensation paid on or after December 7, 2010 and the recovery period is the three (3) year period preceding the date on which the Company is required to prepare the accounting restatement.

Summary Compensation Table

The table below sets forth the compensation earned by the Company’s principal executive officer, principal financial officer and each other executive officer (the “named executive officers”) for each of the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total
Paul H. McDowell	2010	$416,700	$360,000	$385,390	$147,754	$1,309,844
Chairman of the Board and	2009	416,700	325,000	253,101	114,709	1,109,510
chief executive officer	2008	414,750	275,625	517,334	146,187	1,353,896

Shawn P. Seale	2010	329,300	325,000	374,050	132,012	1,160,362
Senior vice president, chief	2009	329,300	290,000	245,799	101,914	967,013
financial officer and treasurer	2008	327,775	250,625	479,415	134,636	1,192,451

William R. Pollert	2010	231,500	180,000	269,656	125,339	806,495
President	2009	232,410	155,000	177,562	101,602	666,574
	2008	230,456	130,625	329,285	100,979	791,345

Robert C. Blanz	2010	283,000	315,000	356,926	112,692	1,067,618
Senior vice president and chief	2009	283,000	280,000	230,002	85,506	878,508
investment officer	2008	274,373	240,625	440,254	126,159	1,081,411

Paul C. Hughes	2010	221,200	175,000	199,393	57,603	653,196
Vice president, general counsel	2009	221,200	170,000	118,386	40,840	550,426
And corporate secretary	2008	220,167	150,000	183,506	53,795	607,468

(1) Represents the grant date fair value of stock awards during each fiscal year. (2) Includes the following amounts:

Name	Year	Dividends on awards of Company common stock still subject to forfeiture as of the dividend payment date	Company paid life and disability insurance and related income tax indemnification	Tax return preparation and financial planning reimbursement and related income tax indemnification
Paul H. McDowell	2010	$68,192	$77,213	$2,349
	2009	40,046	72,428	2,235
	2008	126,415	17,881	1,891

Shawn P. Seale	2010	66,568	49,472	15,972
	2009	38,492	50,975	12,447
	2008	116,778	13,373	4,485

William R. Pollert	2010	48,168	77,171	—
	2009	27,471	74,131	—
	2008	80,527	20,452	—

Robert C. Blanz	2010	63,038	49,654	—
	2009	36,233	49,273	—
	2008	108,570	17,589	—

Paul C. Hughes	2010	35,032	22,571	—
	2009	18,885	21,955	—
	2008	47,621	6,174	—

Grants of Plan-Based Awards

The table below sets forth the plan-based awards to the Company’s named executive officers for the fiscal year ended December 31, 2010.  All awards were made pursuant to the Company’s 2004 stock incentive plan.

			Estimated Future Payout Under			Grant Date
		Dates of Compensation	Equity Incentive Plan Awards			Fair Value of Stock
Name	Grant Date	Committee Action	Threshold	Target	Maximum	Awards
Paul H. McDowell	March 24, 2010	February 9, 2010	N/A	30,320	N/A	$146,749

	March 24, 2010	February 9, 2010	N/A	24,689	N/A	$119,495
		January 30, 2009

	March 24, 2010	February 9, 2010	N/A	10,200	N/A	$49,368
		February 11, 2008

	March 24, 2010	February 9, 2010	N/A	7,800	N/A	$37,752
		February 13, 2007

	March 24, 2010	February 9, 2010	N/A	6,617	N/A	$32,026
		January 25, 2007
		March 14, 2006

Shawn P. Seale	March 24, 2010	February 9, 2010	N/A	30,320	N/A	$146,749

	March 24, 2010	February 9, 2010	N/A	24,689	N/A	$119,495
		January 30, 2009

	March 24, 2010	February 9, 2010	N/A	9,480	N/A	$45,883
		February 11, 2008

	March 24, 2010	February 9, 2010	N/A	7,500	N/A	$36,300
		February 13, 2007

	March 24, 2010	February 9, 2010	N/A	5,294	N/A	$25,623
		January 25, 2007
		March 14, 2006

William R. Pollert	March 24, 2010	February 9, 2010	N/A	22,480	N/A	$108,803

	March 24, 2010	February 9, 2010	N/A	18,300	N/A	$88,572
		January 30, 2009

	March 24, 2010	February 9, 2010	N/A	6,375	N/A	$30,855
		February 11, 2008

	March 24, 2010	February 9, 2010	N/A	5,250	N/A	$25,410
		February 13, 2007

	March 24, 2010	February 9, 2010	N/A	3,309	N/A	$16,016
		January 25, 2007
		March 14, 2006

Robert C. Blanz	March 24, 2010	February 9, 2010	N/A	28,760	N/A	$139,198

	March 24, 2010	February 9, 2010	N/A	23,415	N/A	$113,329
		January 30, 2009

	March 24, 2010	February 9, 2010	N/A	8,865	N/A	$42,907
		February 11, 2008

	March 24, 2010	February 9, 2010	N/A	6,750	N/A	$32,670
		February 13, 2007

	March 24, 2010	February 9, 2010	N/A	5,955	N/A	$28,822
		January 25, 2007
		March 14, 2006

			Estimated Future Payout Under			Grant Date
		Dates of Compensation	Equity Incentive Plan Awards			Fair Value of Stock
Name	Grant Date	Committee Action	Threshold	Target	Maximum	Awards
Paul C. Hughes	March 24, 2010	February 9, 2010	N/A	16,720	N/A	$80,925

	March 24, 2010	February 9, 2010	N/A	13,620	N/A	$65,921
		January 30, 2009

	March 24, 2010	February 9, 2010	N/A	4,425	N/A	$21,417
		February 11, 2008

	March 24, 2010	February 9, 2010	N/A	4,050	N/A	$19,602
		February 13, 2007

	March 24, 2010	February 9, 2010	N/A	2,382	N/A	$11,529
		January 25, 2007
		March 14, 2006

The Company makes stock awards annually.  As noted above, all awards vest over three or five years, with a significant component of each annual award vesting only if performance criteria determined by the Compensation Committee are met (the “performance component”), and the balance vesting solely on the basis of time (i.e., continued employment) (the “time component”).  For the performance component of each award, the relevant accounting guidance provides that to the extent performance criteria have not been determined, the “grant date” (for purposes of determining the value of the award to be expensed over time and commencement of the period of expense accrual) is deferred for that portion of the award until such criteria are determined.  As a result, the tables above include portions of the stock awards to the named executive officers from March 2010, March/June 2009, March 2008, March 2007 and March 2006.  Specifically, the tables include (i) the entire time component of the March 2010 award and the portion of the performance component of the March 2010 award available for vesting in 2010, (ii) the portion of the performance component of the March/June 2009 award available for vesting in 2010, (iii) the portion of the performance component of the March 2008 award available for vesting in 2010, (iv) the portion of the performance component of the March 2007 award available for vesting in 2010, and (v) the portion of the performance component of the March 2006 award available for vesting in 2010.  The tables exclude the portion of the performance component of the March 2010 award available for vesting in years after 2010, or the following number of shares:  Mr. McDowell, 45,480; Mr. Seale, 45,480; Mr. Pollert, 33,720; Mr. Blanz, 43,140; and Mr. Hughes, 25,080.

The Compensation Committee does not establish levels of threshold, target and maximum payouts for plan-based awards.  A fixed number of shares are awarded annually, with a portion of the award being forfeited if performance and/or service conditions are not met.  The payout reported in the target column of the “Grants of Plan-Based Awards” table assumes all awards with a grant date (as defined under the relevant accounting guidance) in 2010 vest and become non-forfeitable.

We use the closing stock price on the grant date as our estimate of the grant date fair value of the award.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding equity awards that have not vested for each named executive officer as of December 31, 2010.  As of December 31, 2010, the Company had not made any option awards.

	Stock Awards
			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Number of Unearned Shares, Units or Other Rights that Have Not Vested(1)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Paul H. McDowell	N/A	N/A	278,642	$1,621,696

Shawn P. Seale	N/A	N/A	273,075	$1,589,297

William R. Pollert	N/A	N/A	198,243	$1,153,774

Robert C. Blanz	N/A	N/A	259,061	$1,507,735

Paul C. Hughes	N/A	N/A	146,471	$852,461

(1)	Shares are scheduled to vest as follows, although actual vesting may differ.

	March 2011	March 2012	March 2013	March 2014	March 2015
Paul H. McDowell	81,642	72,080	61,680	48,080	15,160

Shawn P. Seale	78,395	70,720	60,720	48,080	15,160

William R. Pollert	56,083	51,140	44,140	35,640	11,240

Robert C. Blanz	75,241	66,420	57,420	45,600	14,380

Paul C. Hughes	41,349	37,820	32,421	26,521	8,360

Stock Vested Table

The following table sets forth vesting of restricted stock for each of the named executive officers during the fiscal year ended December 31, 2010.  The Company has not made any option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul H. McDowell	97,757	$473,144

Shawn P. Seale	92,968	$449,965

William R. Pollert	66,027	$319,571

Robert C. Blanz	86,287	$417,629

Paul C. Hughes	39,782	$192,545

All shares in the above table vested on March 24, 2010, and the “Value Realized on Vesting” reflects the closing stock price on that date ($4.84 per share).

Securities Authorized for Issuance under Equity Compensation Plans

Our stock incentive plan is our sole equity compensation plan and has been approved by our stockholders.  The number of shares to be issued upon exercise of outstanding awards and the number of shares remaining available for future issuance under our stock incentive plan as of December 31, 2010, were as follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-0-	N/A	1,753,045

Since December 31, 2010, we have made restricted stock awards under our stock incentive plan in the aggregate of 392,500 shares to our executive officers, other employees and directors.

Employment of Our Executives

We have entered into employment agreements with each of our executive officers.  We entered into employment agreements with Messrs. McDowell, Pollert, Seale and Blanz upon the closing of our initial public offering in March 2004.  We entered into an employment agreement with Mr. Hughes in February 2007, and we also amended our employment agreement with Mr. Blanz at that time.

Salary, Bonus and Other Benefits

Under the above agreements, each of our executive officers is entitled to an annual base salary, and an annual bonus and restricted stock awards at the discretion of the Compensation Committee.  The agreements provide that each individual is entitled to an annual percentage salary increase at least equal to the increase in the cost of living.  Following two consecutive years of no salary increases, the Compensation Committee approved salary increases for the executive officers during February 2011, and established the following current base salaries:  Mr. McDowell, $431,300; Mr. Pollert, $237,300; Mr. Seale, $337,500; Mr. Blanz, $290,100; and Mr. Hughes, $226,800.

Each officer is also eligible for the same benefits, including participation in our retirement and welfare plans, as other similarly situated employees, and such other benefits as our Board may, from time to time, establish.  The agreements contemplate that the Company will provide and pay for a whole life insurance policy at defined levels per individual and a disability insurance policy providing for income replacement in the event of disability of at least 95% of the individual’s base salary.  The executive officers have agreed to defer the whole life insurance policy benefit and in place of such benefit the Company has purchased for each executive officer’s benefit a variable universal life insurance policy.  The policy is a form of permanent life insurance that establishes a fixed death benefit while also accumulating cash value inside the policy for the executive officer’s benefit.  The Company has established an annual premium to be paid by the Company for the benefit of each executive officer as follows: Mr. McDowell, $34,320; Mr. Pollert, $34,570; Mr. Seale, $22,215; Mr. Blanz, $19,980; and Mr. Hughes, $6,120.  The executive officers can purchase a death benefit of up to the following amount through the policy: Mr. McDowell, $2,000,000; Mr. Pollert, $1,000,000; Mr. Seale, $1,500,000; Mr. Blanz, $1,000,000; and Mr. Hughes, $500,000.  We also provide the executive officers with a disability insurance benefit providing a monthly income replacement until age 65 in the event of disability of:  Mr. McDowell, $21,900; Mr. Pollert, $18,000; Mr. Seale, $19,050; Mr. Blanz, $21,000; and Mr. Hughes, $24,200.  Messrs. McDowell and Seale are also entitled to a tax preparation and financial planning reimbursement of up to $10,000 annually.  The executive officers are also entitled to an indemnification payment for any income taxes they must pay as a result of the insurance and tax preparation and financial planning reimbursement perquisites.

Term

Each agreement was entered into for an initial term of approximately three years, and automatically extends for one additional year each December 31, unless either party provides written notice to the other party at least 90 days prior to December 31 that it does not wish to renew the agreement.  However, each officer and the Company has reserved the right to terminate his agreement at any time for any reason, subject to the severance that may be due as described below.

Severance

Non-Renewal.  In the event the Company elects not to renew the agreement, the officer will be entitled to his base salary for the remaining term, plus a lump sum payment on the date his employment ends equal to his then current annual base salary.

Death or Disability.  If the officer’s employment is terminated as a result of his death or disability, he (or his estate) will be entitled to a lump sum payment equal to:

•	a pro rata portion of his highest annual bonus for the prior three calendar years; and

•	immediate vesting of all unvested stock awards granted under our stock incentive plan.

Without Cause or with Good Reason.  If the officer’s employment is terminated by the Company without “cause” or by him with “good reason” (and other than in connection with his death or disability or a decision not to extend the agreement), such officer will be entitled to the following severance:

•	three times his then current annual base salary for Messrs. McDowell, Seale and Blanz or two times in the case of Messrs. Pollert and Hughes;

•	three times average annual bonus for the past three years for Messrs. McDowell, Seale and Blanz or two times in the case of Messrs. Pollert and Hughes;

•	a pro rata portion of his highest annual bonus for the prior three calendar years;

•	continued payment of the employer portion of life, health and disability premiums for 24 months; and

•	immediate vesting of all unvested stock awards granted under our stock incentive plan.

“Cause” and “good reason” are generally defined to mean:

Cause	Good Reason

•     the executive’s conviction of, or a plea of guilty or nolo contendere to, a felony;

•     the executive’s intentional failure to substantially perform reasonably assigned material duties;

•     the executive’s willful misconduct in the performance of the executive’s duties; or

•     a reduction in base salary;

•     a demotion or a material reduction in duties, subject to a 30-day right to cure;

•     a requirement for the executive to be based at a location other than the New York, New York metropolitan area; or

• the executive’s material breach of any non-competition or non-disclosure agreement in effect between him and us.	• any material breach of the employment agreement by us, subject to a 30-day right to cure.

Change of Control.  Each officer is entitled to the same benefits described above for a termination without cause or with good reason, plus a gross-up for any excise taxes imposed by the Internal Revenue Service, in the event his employment is terminated in connection with a “change of control” of our Company.  These benefits will be paid if any of the following circumstances apply:

•	termination is without cause or with good reason within 12 months following a change of control;

•	termination is without cause while the Company is negotiating a transaction that reasonably could result in a change of control; or

•	termination is without cause and a change of control occurs within three months of termination.

A “change of control” is generally defined to mean:

•	the acquisition by any person of more than 50% of our then outstanding voting securities;

•
the merger or consolidation of our Company with another entity, unless the holders of our voting shares immediately prior to the merger or consolidation have at least 50% of the combined voting stock of the surviving entity of the merger or consolidation;

•	the sale or disposition of all or substantially all of our assets;

•	the liquidation or dissolution of our Company; or

•
directors who constituted our Board on the date of the agreement cease for any reason to constitute a majority of our directors, unless the nomination of the successor to any such director is approved by a majority of our directors in office immediately prior to such cessation.

In addition, under the terms of our 2004 stock incentive plan, all unvested stock awards to the executive officers (as well as to all of our other employees) will automatically vest upon a change of control of our Company (irrespective of a termination of employment).

Each officer must execute a release of all claims for the benefit of our Company, its affiliates and our officers and directors in order to receive any severance payment described above.

Non-Compete

Each officer has also agreed not to compete with us or solicit our customers or employees for the one-year period after termination of his employment for any reason.

Quantification of Hypothetical Benefits

The following tables quantify the payments we would be required to make to our named executive officers assuming their employment was terminated or a change of control occurred as of December 31, 2010.

	Hypothetical Payments to Mr. McDowell
	Termination as a Result of Non-Renewal	Termination as a Result of Death or Disability	Termination without Cause or with Good Reason	Termination in Connection with Change of Control	Change of Control
	(in thousands)
Multiple of salary	$1,250.1	$0	$1,250.1	$1,250.1	$0
Multiple of bonus	0	0	909.4	909.4	0
Pro rata bonus	0	0	0	0	0
Payment of insurance premiums	0	0	112.2	112.2	0
Value of vesting remaining unvested stock awards	0	1,621.7	1,621.7	1,621.7	1,621.7
Excise tax gross-up	0	0	0	1,445.1	0
Total	$1,250.1	$1,621.7	$3,893.4	$5,338.5	$1,621.7

	Hypothetical Payments to Mr. Seale
	Termination as a Result of Non-Renewal	Termination as a Result of Death or Disability	Termination without Cause or with Good Reason	Termination in Connection with Change of Control	Change of Control
	(in thousands)
Multiple of salary	$987.9	$0	$987.9	$987.9	$0
Multiple of bonus	0	0	834.4	834.4	0
Pro rata bonus	0	0	0	0	0
Payment of insurance premiums	0	0	83.8	83.8	0
Value of vesting remaining unvested stock awards	0	1,589.3	1,589.3	1,589.3	1,589.3
Excise tax gross-up	0	0	0	1,289.7	0
Total	$987.9	$1,589.3	$3,495.4	$4,785.1	$1,589.3

	Hypothetical Payments to Mr. Pollert
	Termination as a Result of Non-Renewal	Termination as a Result of Death or Disability	Termination without Cause or with Good Reason	Termination in Connection with Change of Control	Change of Control
	(in thousands)
Multiple of salary	$694.5	$0	$463.0	$463.0	$0
Multiple of bonus	0	0	309.6	309.6	0
Pro rata bonus	0	0	0	0	0
Payment of insurance premiums	0	0	104.9	104.9	0
Value of vesting remaining unvested stock awards	0	1,153.8	1,153.8	1,153.8	1,153.8
Excise tax gross-up	0	0	0	673.2	0
Total	$694.5	$1,153.8	$2,031.3	$2,704.5	$1,153.8

	Hypothetical Payments to Mr. Blanz
	Termination as a Result of Non-Renewal	Termination as a Result of Death or Disability	Termination without Cause or with Good Reason	Termination in Connection with Change of Control	Change of Control
	(in thousands)
Multiple of salary	$849.0	$0	$849.0	$849.0	$0
Multiple of bonus	0	0	814.4	814.4	0
Pro rata bonus	0	0	0	0	0
Payment of insurance premiums	0	0	84.0	84.0	0
Value of vesting remaining unvested stock awards	0	1,507.7	1,507.7	1,507.7	1,507.7
Excise tax gross-up	0	0	0	1,241.7	0
Total	$849.0	$1,507.7	$3,255.1	$4,496.8	$1,507.7

	Hypothetical Payments to Mr. Hughes
	Termination as a Result of Non-Renewal	Termination as a Result of Death or Disability	Termination without Cause or with Good Reason	Termination in Connection with Change of Control	Change of Control
	(in thousands)
Multiple of salary	$663.6	$0	$442.4	$442.4	$0
Multiple of bonus	0	0	286.7	286.7	0
Pro rata bonus	0	0	0	0	0
Payment of insurance premiums	0	0	51.7	51.7	0
Value of vesting remaining unvested stock awards	0	852.5	852.5	852.5	852.5
Excise tax gross-up	0	0	0	610.0	0
Total	$663.6	$852.5	$1,633.3	$2,243.3	$852.5

In cases where a pro rata bonus is payable (i.e., termination as a result of death or disability, termination without cause or with good reason, or termination in connection with a change of control), we have assumed the full 2010 bonus is paid, and therefore, no pro rata bonus is payable.

401(k) Plan

We have established a 401(k) Plan for our employees.  The 401(k) Plan is a defined contribution plan intended to qualify under section 401 of the Internal Revenue Code.  All of our employees who are at least 21 years old are eligible to participate on the first day of the first payroll period following three months of employment.  Participants may make pre-tax contributions to the 401(k) Plan of between 1% and 100% of their eligible earnings, subject to a statutorily prescribed annual limit.  We may at our discretion make matching contributions to the 401(k) Plan in amounts to be determined annually.  Each participant is fully vested in his or her contributions and in any discretionary matching contributions made to his or her account.  Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn.  Any contributions by us are generally deductible by us when made.  All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

Proposal 2—Advisory Vote on Executive Compensation

In July 2010, the United States Congress passed and President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  The Dodd-Frank Act imposes a number of primarily corporate governance and disclosure obligations on the Company, including a requirement to conduct an advisory or non-binding vote of its stockholders on executive compensation at least once every three years, with the first such vote required to be held at the Company’s annual meeting of stockholders to be held in 2011.  Therefore, the Company is conducting an advisory vote on executive compensation as described in this Proposal 2 in order to comply with its obligations under the Dodd-Frank Act.

As described under “Compensation Discussion and Analysis” above, the Company’s Compensation Committee has approved the compensation paid to the Company’s executive officers, and the Board has recommended that the Company’s stockholders express their views on the Company’s executive compensation by adopting the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executive officers, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee.  However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

The Board unanimously recommends a vote FOR the approval of the advisory vote on executive compensation.

Proposal 3—Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Act also requires that at least once every six years the Company conduct an advisory vote of stockholders on whether the above say-on-pay vote should be held every one, two or three years, with the first such vote also required to be held at the Company’s annual meeting of stockholders to be held in 2011.  Therefore, the Company is conducting an advisory vote on the frequency of the above say-on-pay vote as described in this Proposal 3 in order to comply with its obligations under the Dodd-Frank Act.

The Board has adopted the following resolution for consideration by the stockholders of the Company:

RESOLVED, that the Company’s stockholders express their views on whether the advisory vote on executive compensation occur once every one, two or three years.

The Board recommends that the advisory vote on executive compensation occur once every three years, for a number of reasons:

•
Executive compensation programs are designed to reward performance over a multiyear period.  It makes sense to have say-on-pay votes occur over a similar time frame and correlate with longer-term business planning cycles.

•	A three year cycle gives stockholders sufficient time to evaluate the effectiveness of both short-term and long-term compensation strategies and related business outcomes.

•	Reducing the frequency of say-on-pay votes will improve the ability of stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way.

•	A triennial vote gives the Board time to thoughtfully respond to stockholders’ sentiments and implement any necessary changes.

•	Other mechanisms, such as requirements for stockholder approval of employee benefit plans, allow investors to provide input on an ongoing basis, including in years when say-on-pay votes do not occur.

Because your vote is advisory, it will not be binding of the Company or the Board.  However, the Board will take into account the outcome of the vote when determining how frequently to conduct the advisory vote on executive compensation.

The Board unanimously recommends a vote that the advisory vote on executive compensation occur once every THREE YEARS.

The Audit Committee

Report of the Audit Committee

In accordance with our Audit Committee Charter, our Audit Committee oversees our financial reporting process on behalf of our Board.  Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  The Audit Committee’s responsibility is to monitor and oversee these processes.  In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, the firm’s judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, our Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, discussed with our independent registered public accounting firm the firm’s independence from both management and our company and considered the compatibility of our independent registered public accounting firm’s provision of non-audit services to our company with its independence.

In reliance on the reviews and discussions referred to above, but subject to the limitations on the role and responsibility of our Audit Committee referred to below, our Audit Committee recommended to our Board that (and our Board has approved) the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The members of our Audit Committee are not professional accountants.  Committee members rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, our Audit Committee serves an oversight role and does not itself determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with United States generally accepted accounting principles or that McGladrey & Pullen LLP is in fact “independent.”

Submitted by:

Audit Committee

Howard A. Silver (Chairman)
Jeffrey F. Rogatz
Stanley Kreitman

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Proposal 4—Ratification of McGladrey & Pullen LLP
as Our Independent Registered Public Accounting Firm

The Audit Committee has appointed McGladrey & Pullen LLP as our independent registered public accounting firm for the year ending December 31, 2011.  A representative of McGladrey & Pullen is expected to be present at the Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise.  However, our Board is submitting the appointment of McGladrey & Pullen LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice.  Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in our and the stockholders’ best interests.  If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems appropriate, in determining its next selection of an independent registered public accounting firm.

The Board unanimously recommends a vote FOR the ratification of McGladrey & Pullen LLP.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees and expenses billed to the Company by McGladrey & Pullen for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009.

	2010	2009
Audit fees(1)	$626,386	$547,750
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$626,386	$547,750

(1)
Includes fees for annual financial statement audit work, quarterly financial statement reviews and comfort letters on and review of SEC registration statements.  The fee for the annual audit and quarterly reviews for each year was fixed at $525,000.

Certain Relationships and Related Transactions

Fee Payable to the Company by Management Entity

Paul H. McDowell, our chief executive officer and Chairman of our Board, William R. Pollert, our president and a member of our Board, Shawn P. Seale, our senior vice president, chief financial officer and treasurer, and Robert C. Blanz, our senior vice president and chief investment officer, collectively own a 50% interest in a computer data center in the Sacramento, California area.  The group owns the data center through a limited partnership.  In February 2001, we originated a net lease loan to the limited partnership in the amount of approximately $42 million.  At that time, management’s ownership interest in the limited partnership was 25%.  In February 2001, we sold the loan to Wells Fargo Bank (as successor to Wachovia Bank), and the limited partnership agreed to pay us an advisory fee from the rent payable by the tenant in the amount of approximately $66,000 a month until November 2010.

Conflict of Interest Policy

We have a written conflict of interest policy that provides that any transaction with any of our directors, officers or employees or in which any of these individuals has a material interest must be approved by a vote of a majority of our disinterested directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s shares of common stock to file reports of ownership and changes in ownership of our shares of common stock and any other equity securities with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange.  Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal year 2010 or written representations that no other reports were required, we believe that all filing requirements under Section 16(a) for fiscal year 2010 were complied with on a timely basis.

2010 Annual Report to Stockholders

We have enclosed along with this Proxy Statement a copy of the Company’s 2010 Annual Report to Stockholders that includes all financial statements and schedules.  We will provide without charge additional copies of the 2010 Annual Report to each person solicited by this Proxy Statement upon request in writing to Brad D. Cohen, Director of Investor Relations, CapLease, Inc., 1065 Avenue of the Americas, New York, NY 10018.

Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single Proxy Statement and Annual Report to that address.  Any such beneficial owner may request a separate copy of this Proxy Statement or the Annual Report by contacting our Corporate Secretary in writing at 1065 Avenue of the Americas, New York, NY 10018, or by telephone at (212) 217-6300.  Beneficial owners with the same address who receive more than one Proxy Statement and Annual Report may request delivery of a single Proxy Statement and Annual Report by contacting our Corporate Secretary as provided in the preceding sentence.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the 2011 Annual Meeting of Stockholders other than as set forth in the Notice of Annual Meeting.  If any other matters properly come before the Meeting or any adjournment or postponement thereof, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

To be eligible for inclusion in the proxy materials for the Company’s 2012 Annual Meeting of Stockholders, stockholder proposals must be received at the Company’s principal executive offices, Attention:  Corporate Secretary, by December 31, 2011.  We will consider written proposals received by that date for inclusion in our proxy statement in accordance with regulations governing the solicitation of proxies.  A stockholder who wishes to present a proposal at the Company’s 2012 Annual Meeting of Stockholders, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company’s principal executive offices, Attention:  Corporate Secretary, no earlier than December 30, 2011 and no later than January 31, 2012.

In addition to the timing requirements set forth above, our amended and restated bylaws contain certain additional requirements that a stockholder must meet to nominate one or more persons for election as directors at an annual meeting or to make any other proposal to be acted upon at an annual meeting.

Article II, Section 12 of our amended and restated bylaws allows any stockholder entitled to vote in the election of directors generally to nominate one or more persons for election as directors at an Annual Meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered in writing to our Corporate Secretary not later than the 90th day nor more than the 120th day before the anniversary of the date of the first mailing of our Proxy Statement for the immediately preceding year’s Annual Meeting, provided that in the event that the date of the mailing of the notice for the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of mailing of the notice for such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by us.

Because this Proxy Statement was first mailed to our stockholders on April 30, 2011, our Corporate Secretary must receive written notice of a stockholder’s intent to make such nomination or nominations at the 2012 Annual Meeting of Stockholders not later than the close of business on January 31, 2012, and not earlier than the close of business on December 30, 2011.

Each notice of a stockholder proposal must set forth:

•
as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•
as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made.

The stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination or proposal is made, must set forth:

•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner; and

•	the number of shares of each class of our stock which are owned beneficially and of record by such stockholder and such beneficial owner.

If the Board has determined that directors will be elected at a special meeting of stockholders, any stockholder of the Company who is a stockholder of record both at the time of giving of notice of such meeting and at the time of the special meeting, and who is entitled to vote at the meeting and who complies with the notice procedures in the next sentence may nominate a person for election to the Company’s Board.  Such stockholder must deliver a notice containing the information described above to the Corporate Secretary not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

These requirements are separate from the requirements of the SEC that a stockholder must meet to have a proposal included in our Proxy Statement.

We will also furnish any stockholder a copy of our amended and restated bylaws without charge upon written request to the Corporate Secretary.  We have filed a copy of our amended and restated bylaws as Exhibit 3.6 to our Annual Report on Form 10-K, for the fiscal year ended December 31, 2010.

By Order of the Board,

Paul C. Hughes
Corporate Secretary

April 30, 2011

Annex A

CAPLEASE, INC.
Independence Determination Guidelines

A director is considered independent if the Board makes an affirmative determination that the director has no material relationship with the Company after broadly considering all relevant facts and circumstances. The Board has established the categorical standards set forth below to assist it in making such determinations. A director will not be considered independent if the director:

•
is, or who has been within the last three years, an employee of the Company or any of its subsidiaries, or whose immediate family member is, or has been within the last three years, an executive officer of the Company or any of its subsidiaries;

•
has received, or who has an immediate family member serving as an executive officer who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(A) is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) is a current employee of such a firm; (C) has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
is, or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

•
is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year); or

•
is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company or any of its subsidiaries in an amount which, in any single fiscal year, exceeds the greater of $1 million of 2% of such charitable organization’s consolidated gross revenues.

A-1

CAPLEASE, INC.

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, JUNE 21, 2011
AND PROXY STATEMENT

CAPLEASE, INC.
1065 Avenue of the Americas
New York, NY 10018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Paul H. McDowell and Paul C. Hughes, or either of them, as proxy of the undersigned (and if the undersigned is a proxy, substitute proxies), each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of CapLease, Inc. (the “Company”) which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of the Company to be held at the New York office of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, on Tuesday, June 21, 2011, at 10:00 a.m. local time, and at any adjournment, postponement or continuation thereof.  This proxy is solicited on behalf of the Board of Directors.

When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted FOR the Board of Directors’ nominees, FOR the advisory vote on executive compensation, once every THREE YEARS on the advisory vote on the frequency of the advisory vote on executive compensation and FOR the ratification of our independent registered public accounting firm, and this Proxy authorizes the above-designated Proxies to vote in their sole discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof pursuant to Maryland law and the amended and restated bylaws of the Company and to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS

CAPLEASE, INC.

June 21, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Proxy Statement and 2010 Annual Report to Stockholders
are available at http://www.caplease.com/proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS.

The Board of Directors recommends a vote FOR all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Paul H. McDowell
- ○ William R. Pollert
- ○ Michael E. Gagliardi
- ○ Catherine F. Long
- ○ Jeffrey F. Rogatz
- ○ Howard A. Silver

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends a vote FOR proposal 2.

	FOR	AGAINST	ABSTAIN
2. ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐

The Board of Directors recommends the advisory vote on executive compensation occur once every THREE YEARS.

	Every year	Every 2 years	Every 3 years	ABSTAIN
3. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 4.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature ________ Date: ________ Signature ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.